                                                                    EXHIBIT 10.3


                            LIMITED PARTNERSHIP AGREEMENT

                                          OF

                               OCWEN PARTNERSHIP, L.P.


    THIS LIMITED PARTNERSHIP AGREEMENT (this "Agreement") OF OCWEN PARTNERSHIP, L.P. (the "Partnership"), is made and entered into as of the ____ day of February, 1997, by and between OCWEN GENERAL, INC., a Virginia corporation (the "General Partner"), and OCWEN LIMITED, INC., a Virginia corporation (the "Limited Partner") (collectively, the "Partners" and individually, a "Partner").

    NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements between the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                      ARTICLE I
                               FORMATION OF PARTNERSHIP

         1.1  Name.  The name of the Partnership shall be Ocwen Partnership,
L.P.

         1.2 Term. The Partnership shall continue until December 31, 2050, unless sooner terminated as hereinafter provided or by operation of law.

         1.3 Purpose. The purposes of the Partnership are to (a) own, hold, sell, lease, transfer, exchange, and operate real estate-related assets and
(b) transact any and all other lawful business for which the Partnership may be organized under Virginia law that is incident, necessary, and appropriate to accomplish the foregoing.

         1.4 Specified Office. The specified office and place of business of the Partnership, and where the records of the Partnership shall be kept, shall be 1675 Palm Beach Lakes Boulevard, Suite 532, West Palm Beach, Florida 33401.

         1.5  Registered Agent.  The initial registered agent shall be George
C. Howell, III, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the Riverfront Plaza, East Tower, 951 East Byrd Street in the City of Richmond.

                                      ARTICLE II
                    PERCENTAGE INTERESTS AND CAPITAL CONTRIBUTIONS

         2.1 Percentage Interests and Initial Capital Contributions. Each Partner's address and percentage interest in the Partnership ("Percentage Interest") are as follows:

                                                 Percentage
         Partner                                 Interest
         -------                                 ----------

         General Partner:                             1%

         Ocwen General, Inc.
         1675 Palm Beach Lakes Boulevard, Suite 532
         West Palm Beach, Florida 33401

         Limited Partner:                             99%

         Ocwen Limited, Inc.
         1675 Palm Beach Lakes Boulevard, Suite 532
         West Palm Beach, Florida 33401

         The General Partner's initial contribution to the capital of the Partnership shall be $1. The Limited Partner's initial contribution to the capital of the Partnership shall be $99.

         2.2 Additional Contributions. As and when the Partnership shall require funds to meet the costs and expenses of all business activities with respect to the Partnership, the General Partner shall contribute to the Partnership such required funds as may be determined by the General Partner.
The Limited Partner shall have no obligation to contribute any funds pursuant to this Section 2.2.


                                     ARTICLE III
                                      MANAGEMENT

         3.1 Authority of the General Partner; Indemnification. The overall management and control of the business and affairs of the Partnership shall be vested in the General Partner. Except as otherwise provided in this Agreement, all decisions concerning the management of the business and affairs of the Partnership and its assets shall be made exclusively by the General Partner, all in accordance with the objects and purposes of the Partnership set forth in
Section 1.3. The General Partner shall be authorized to execute documents and take actions on behalf of the Partnership, which shall be binding on the Partnership and on which third parties shall be entitled to rely. The Partnership shall indemnify each Partner for any costs and/or expenses incurred in connection with actions taken in good faith on behalf of the Partnership.

                                      ARTICLE IV
                                    DISTRIBUTIONS

         4.1 Definition of Net Cash Flow. As used herein, the term "Net Cash Flow" for any period shall mean the excess, if any, of (i) the cash receipts of the Partnership (other than from the sale of the Partnership's assets upon liquidation) and amounts withdrawn from reserves, over (ii) disbursements of cash by the Partnership (other than distributions to Partners and amounts paid pursuant to Section 4.3 hereof), including the payment of operating expenses, debt-service on any mortgage or deed of trust encumbering the Partnership's property, capital expenditures, and such amounts as may be required by the Partnership (as reasonably determined by the General Partner) to pay Partnership expenses and to maintain reserves and working capital.

         4.2 Distribution of Net Cash Flow. Net Cash Flow shall be distributed on a quarterly basis (or, at the election of the General Partner, on a more frequent basis) among the Partners at such time or times as shall be determined by the General Partner in accordance with their respective Percentage Interests.

         4.3  Distributions upon Liquidation.    (a) Upon liquidation of the
Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners with positive Capital Accounts (as defined in Section 5.1 hereof) in accordance with their respective positive Capital Account balances. For purposes of this Section 4.3(a), the Capital Account of each Partner shall be determined (i) after all adjustments made in accordance with Article V and Section 4.2 hereof resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership's assets. Any distributions pursuant to this Section 4.3 shall be made by the end of the Partnership's taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation). To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations of the Partnership.

              (b) If the General Partner has a negative balance in its Capital Account following a liquidation of the Partnership, as determined after taking into account all Capital Account adjustments in accordance with Article V and
Section 4.2 hereof resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership's assets, the General Partner shall contribute to the Partnership an amount of cash equal to the negative balance in its Capital Account and such cash shall be distributed by the Partnership to creditors, if any, and then to the Limited Partner in accordance with Section 4.3(a). Such contribution by the General Partner shall be made by the end of the Partnership's taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation).

                                      ARTICLE V
                         CAPITAL ACCOUNTS; PROFITS AND LOSSES

         5.1 Capital Accounts. The General Partner, on behalf of the Partnership, shall establish and maintain, or cause to be established and maintained, a capital account ("Capital Account") for each Partner in accordance with the rules described in section 1.704-1(b)(2)(iv) of the Treasury regulations (the "Regulations") promulgated under the Internal Revenue Code of 1986, as amended (the "Code").

         5.2 Definition of Profit and Loss. "Profit" and "Loss" and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items allocable pursuant to Section 5.4, 5.5, or 5.6 hereof. All allocations of income, Profit, gain, Loss, and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Article V, except as otherwise required by section 704(c) of the Code and Regulations section 1.704-1(b)(4).

         5.3 Allocation of Profit and Loss. Except as otherwise provided in this Article V, Profit and Loss of the Partnership shall be allocated among the Partners in accordance with their respective Percentage Interests.

         5.4 Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a "nonrecourse deduction" within the meaning of Regulations section 1.704-2(b)(1) shall be allocated in accordance with the Partners' respective Percentage Interests, (ii) any expense of the Partnership that is a "partner nonrecourse deduction" within the meaning of Regulations section 1.704-2(i)(2) shall be allocated in accordance with Regulations section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain (as hereinafter defined) within the meaning of Regulations section 1.704-2(f)(1) for any Partnership taxable year, items of gain and income shall be allocated among the Partners in accordance with Regulations section 1.704-2(f) and the ordering rules contained in Regulations section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as hereinafter defined) within the meaning of Regulations section 1.704-2(i)(4) for any Partnership taxable year, items of gain and income shall be allocated among the Partners in accordance with Regulations section 1.704-2(i)(4) and the ordering rules contained in Regulations section 1.704-2(j). A Partner's "interest in partnership profits" for purposes of determining its share of the nonrecourse liabilities of the Partnership within the meaning of Regulations section 1.752-3(a)(3) shall be such Partner's Percentage Interest. "Partnership Minimum Gain" shall have the meaning set forth in Regulations section 1.704-2(d). A Partner's share of Partnership Minimum Gain shall be determined in accordance with Regulations section 1.704-2(g)(1). "Partner Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Regulations section 1.704-2(i). A Partner's share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(5).

         5.5 Qualified Income Offset. If the Limited Partner receives in any taxable year an adjustment, allocation, or distribution described in subparagraph (4), (5), or (6) of Regulations section 1.704-1(b)(2)(ii)(d) that causes or increases a negative balance in such Partner's Capital Account that exceeds the sum of such Partner's shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such negative Capital Account balance as quickly as possible as provided in Regulations section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to the Limited Partner in accordance with this Section 5.5, to the extent permitted by Regulations section 1.704-1(b) and Section 5.6 hereof, items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this
Section 5.5.

         5.6 Capital Account Deficits. Loss shall not be allocated to the Limited Partner to the extent that such allocation would cause a deficit in such Partner's Capital Account (after reduction to reflect items described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner's shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Loss to the General Partner in accordance with this Section 5.6, to the extent permitted by Regulations section 1.704-1(b), Profit shall be allocated to such Partner in an amount necessary to offset the Loss previously allocated to such Partner under this Section 5.6.


                                      ARTICLE VI
                                TRANSFERS; TERMINATION

         6.1 Transfers. Interests in the Partnership ("Partnership Interests") may be assigned in whole or in part only as follows:

              (a) The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof.

              (b) If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee's authority to become a Partner under the terms and provisions of this Agreement.

              (c) The assignee shall have paid all reasonable legal fees of the Partnership in connection with his admission as a Partner.

              (d) Unless waived by the non-selling Partner, a Partnership Interest shall not be transferred in the absence of an opinion of counsel, satisfactory to the non-selling

Partner, that the registration of the sale of the Partnership Interest is not required under the Securities Act of 1933, as amended, or any applicable state securities laws.

              (e) A Partner who has assigned his Partnership Interest shall cease to be a Partner upon assignment of the Partner's entire Partnership Interest and thereafter shall have no further powers, rights and privileges as a Partner hereunder, but shall, unless otherwise relieved of such obligations by agreement of all of the other Partners or by operation of law, remain liable for all obligations and duties incurred as a Partner.

              (f) No person shall have a perfected lien or security interest in a Partnership Interest unless the creation of such interest is in accordance with the provisions of this Agreement and the Partnership is notified of such interest and provided a copy of all documentation with respect thereto, including financing statements, prior to execution and filing.

              (g) Each Partner agrees not to transfer all or any part of his Partnership Interest (or take or omit any action, filing election or other action which could result in a deemed transfer) if such transfer (either considered alone or in the aggregate with prior transfers by the other Partner) would result in the termination of the Partnership for federal income tax purposes, without the prior written consent of the non-transferring Partner, which consent may be withheld in its sole discretion.

              (h) Any transfer not in accord with this Agreement shall be void AB INITIO.

         6.2  Termination.   (a) The Partnership shall terminate upon the
first to occur of any of the following events or dates:

                    (i)     in accordance with Section 1.2 above;

                    (ii)    by written agreement of the Partners;

                   (iii) by the sale or other disposition of all or substantially all of the assets of the Partnership;

                    (iv) the withdrawal, removal, bankruptcy, or termination of the General Partner unless, within 90 days after such event, the Partners agree in writing to continue the business of the Partnership and to appoint another general partner;

                     (v)    the entry of a decree of judicial dissolution; or

                    (vi) the automatic cancellation of the Partnership's certificate of limited partnership due to nonpayment of the annual registration fee.

              (b) Upon termination of the Partnership under Section 6.2(a), the Partnership shall discharge the obligations and pay the indebtedness of the Partnership, or provide therefor, and distribute the balance, if any, of the assets of the Partnership to the Partners as set forth in Section 4.3. After the foregoing has been accomplished, it shall be deemed that the Partnership has been liquidated and this Agreement shall terminate and no Partner shall have any further rights or obligations hereunder. The liquidation of the Partnership and the termination of the business and affairs of the Partnership shall be conducted by the General Partner. During such period, the business and affairs of the Partnership shall be conducted so as to maintain and preserve the assets of the Partnership in a manner consistent with the liquidation of the Partnership.

                                     ARTICLE VII
                            BOOKS, RECORDS, AND ACCOUNTING

         7.1 Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year.

         7.2 Method of Accounting. The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with a method of accounting that is (i) permissible under the Code and (ii) agreed to by the Partners.

         7.3 Books and Records. All books and records of the Partnership shall, at all times be maintained at the principal office of the Partnership or at such other place as shall be determined by the General Partner.

         7.4 Federal Tax Returns. The General Partner shall prepare, or cause to be prepared, at the expense of the Partnership, a federal information tax return in compliance with the provisions of the Code, and any required state and local tax returns for the Partnership for each taxable year of the Partnership.

         7.5 Tax Return Information. The General Partner shall cause to be delivered to the Limited Partner such information as shall be necessary for the preparation by the Limited Partner of its federal, state and local income and other tax returns.

         7.6 Tax Matters Partner. The General Partner shall be the Tax Matters Partner of the Partnership within the meaning of section 6231 of the Code. All elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in its sole discretion.

                                     ARTICLE VIII
                                       GENERAL

         8.1 Notice. All notices, instructions, requests, demands or other communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when deposited in the United States Mail, by registered or certified mail, return receipt requested, postage prepaid to the addresses set forth in Article II or at such different address as shall be specified by notice given in the manner described herein.

         8.2 Applicable Law. This Agreement and the obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Virginia.

         8.3 Entire Agreement; Amendments. This Agreement contains the entire agreement among the parties hereto relative to the operation of the Partnership. No variations, modifications, or changes to or of this Agreement shall be binding upon a party unless set forth in a document duly executed by or on behalf of such party.

         8.4 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         8.5 Counterparts. This Agreement may be executed in counterparts and as so executed shall constitute one Agreement.

         8.6 Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

         8.7 Attorney's Fees. In the event of any litigation between the Partners arising out of this Agreement or relating to the Partnership, the prevailing party shall be entitled to recover from the nonprevailing party its reasonable attorney's fees and costs at the trial and all appellate levels.

         8.8 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, and permitted successors, transferees, and assigns.

         IN WITNESS WHEREOF, each of Ocwen General, Inc. and Ocwen Limited, Inc. has caused this Agreement to be executed by its duly authorized officer or representative as of the date first above written.



                        GENERAL PARTNER:

                        OCWEN GENERAL, INC.,
                        a Virginia corporation


                        By:_____________________________________
                        Name:
                        Title:

                        LIMITED PARTNER:

                        OCWEN LIMITED, INC.,
                        a Virginia corporation


                        By:______________________________________
                        Name:
                        Title: